Item 2(k)(3) – Collateral Agreement

COLLATERAL AGREEMENT

among

WEST RAPTOR HOLDINGS, LLC,

as Pledgor,

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

and

MANDATORY EXCHANGEABLE TRUST

Dated as of June 10, 2016

i

EXHIBITS

Exhibit A – Notice of Pledge Value
Exhibit B – Certificate for Substituted Collateral
Exhibit C – Certificate for ADSs
Exhibit D – Certificate for Additional Collateral
Exhibit E – Share Transfer Certificate
Exhibit F – Notice of Pledge
ii

COLLATERAL AGREEMENT

COLLATERAL AGREEMENT (this “Agreement”), dated as of June 10, 2016, among West Raptor Holdings, LLC, a Delaware limited liability company (“Pledgor”), U.S. Bank National Association, a national banking association, as collateral agent hereunder (the “Collateral Agent”) for the benefit of the Mandatory Exchangeable Trust, a trust organized under the laws of the State of New York under and by virtue of an Amended and Restated Trust Agreement, dated as of June 1, 2016 (such trust and the trustees thereof acting in their capacity as such being referred to in this Agreement as “Purchaser”), and Purchaser.

WITNESSETH:

WHEREAS, pursuant to the Forward Purchase Agreement, dated as of June 10, 2016 (the “Contract”), between Pledgor and Purchaser, Pledgor has agreed to sell, and Purchaser has agreed to purchase, the Exchange Property, subject to the terms and conditions of the Contract;

WHEREAS, under the Contract, the Exchange Property is deliverable to the Purchaser on the Business Day immediately preceding the Exchange Date, subject to acceleration (in whole or in part) in accordance with the terms of the Contract, including as a result of Pledgor’s election or as a result of certain events;

WHEREAS, pursuant to the Cayman law governed Deed of Understanding re Register of Members of the Company, dated as of June 6, 2016 (the “RO Undertaking”), among Pledgor, the Collateral Agent, the Company, Softbank Group Corp. and Maples Fund Services (Cayman) Ltd., as share registrar of the Company (“Maples”), Maples has agreed, among other things, to (a) make, or cause to be made, certain entries or notations in the Company’s register of members to reflect the Collateral Agent’s security interest in such part of the Collateral as consists of Ordinary Shares and provide the Collateral Agent with excerpts of such updated register of members; (b) following notification of an Event of Default, comply with specified instructions and directions of the Collateral Agent concerning such Collateral without further consent of Pledgor; and (c) except as otherwise specified therein or directed by the Collateral Agent, not comply with the instructions or directions of any kind originated by Pledgor or any other Person; and

WHEREAS, U.S. Bank National Association, in its capacity as a “securities intermediary” (as defined in Section 8-102 of the UCC), has agreed, pursuant to the Securities Account Control Agreement, dated as of June 10, 2016 (the “Securities Account Control Agreement”), among Pledgor, the Collateral Agent and U.S. Bank National Association in its capacity as a “securities intermediary,” to comply with various requirements regarding the Pledged Account (as defined herein);

NOW, THEREFORE, to secure the performance by Pledgor of its obligations under the Contract and to secure the observance and performance of the covenants and agreements contained in this Agreement and the Contract, the parties, intending to be bound, agree as follows:

ARTICLE I.

DEFINITIONS; INTERPRETATION

Section 1.1              Defined Terms. As used in this Agreement, the following terms have the following meanings. Unless otherwise defined herein, terms not defined in this Agreement and used herein shall have the meanings given to them in the Contract.

“Additional Purchase Price” has the meaning specified in the Contract.

“ADS Depositary” has the meaning specified in the Contract.

“ADS Procedures Agreement” means the ADS MES Letter Agreement, dated as of June 1, 2016, among Pledgor, the Company, Purchaser, the ADS Depositary and the Collateral Agent.

“ADSs” has the meaning specified in the Contract.

“Aggregate Non-Transferable Option Value” has the meaning specified in the Contract.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Authorized Representative” of Pledgor means any director, officer, manager or other representative of Pledgor and any other Person as to whom Pledgor (through an Authorized Representative or resolution of the Board of Directors of Pledgor) shall have delivered notice to the Collateral Agent that such Person is authorized to act hereunder on behalf of Pledgor. The initial Authorized Representatives shall be Nikesh Arora, Alok Sama and Jonathan Bullock.

“Business Day” has the meaning specified in the Contract.

“Cash” means U.S. dollars in immediately available funds.

“Cash Percentage” has the meaning specified in the Contract.

“Civil Code” means the Civil Code of Japan (Act No. 89 of April 27, 1896, as amended).

“Cash Settlement” has the meaning specified in the Contract.

“Collateral” has the meaning specified in Section 2.1.

“Collateral Agent” means U.S. Bank National Association in its capacity as collateral agent under this Agreement, or its successor in such capacity appointed in accordance with Section 8.6.

“Collateral Event Acceleration” has the meaning specified in the Contract.

“Collateral Event of Default” means, at any time, any of the following:

(i)	the Collateral Agent fails to maintain in accordance with this Agreement a security interest (or, to the extent such security interest may be perfected by the filing of a UCC financing statement, physical possession or the entering into of account control agreements, a perfected security interest) in each case free of any other Liens, other than Permitted Liens, in an amount of Collateral that includes at least (x) the Required Pledged Assets (as adjusted as a result of any Dilution Event or Reorganization Event), other than any Exchange Property for which Pledgor has validly substituted Eligible Cash Equivalents with a Then-Current Value that satisfies the requirements (and within the time periods) set forth in clause (iii) below, (y) if Pledgor has elected to satisfy its obligations under the Contract (in whole or in part, as applicable) through Cash Settlement as set forth in Section 2.3(d) of the Contract, the Required Cash Amount then required to be pledged in respect of such election under Section 2.3(d) of the Contract, and (z) without double-counting any Exchange Property required to be pledged under clause (x) above, on any date of required delivery under the Contract, the number or amount of each type of Exchange Property required to be delivered on such date, except to the extent Pledgor has satisfied such delivery obligation on or prior to such date using Exchange Property of such type that is not included in the Collateral;

(ii)	Pledgor breaches (provided that such breach is not cured within three Business Days), repudiates or terminates the RO Undertaking or the Securities Account Control Agreement (other than a termination of the RO Undertaking in connection with the release of the Lien imposed by this Agreement on all of the Ordinary Shares in accordance with the terms hereof);

(iii)	on any Business Day on which Eligible Cash Equivalents are required to be pledged as substitute Collateral for any Exchange Property, failure of the Eligible Cash Equivalents so pledged to have a Then-Current Value of not less than 150% of the sum of the products, for each item of Exchange Property so substituted, of (a) the Then-Current Value of each such item of Exchange Property and (b) the total number of such item of Exchange Property for which such Eligible Cash Equivalents have been substituted; provided that such failure shall not result in a Collateral Event of Default if Pledgor, by 5:00 p.m., New York City time, on the third Business Day following any Business Day on which the aggregate Then- Current Value of such Eligible Cash Equivalents does not satisfy such requirements (an “Insufficient Substituted Value Date”), pledges additional Eligible Cash Equivalents in an amount sufficient to cause the requirements of the immediately preceding provision in this clause (iii) to be satisfied as of 5:00 p.m., New York City time, on such Insufficient Substituted Value Date;

(iv)	(A) either of the ADS Depositary or the Company repudiates, breaches or terminates the ADS Procedures Agreement (unless otherwise agreed or waived by the Collateral Agent) pursuant to the terms thereof or (B) either Maples or the Company repudiates, breaches or terminates the RO Undertaking, in each case of (A) and (B), if such repudiation, termination or breach would adversely affect the ability of the Collateral Agent and/or holders of the Trust Securities to obtain delivery of ADSs (if ADSs form part of the Exchange Property) through the facilities of the Depository Trust Company without endorsing upon such ADSs, or such ADSs otherwise being subject to, any legend requiring compliance with the Securities Act or Rule 144 thereunder as a condition of the transfer thereof or any other legend to which the ADSs issued under the Deposit Agreement (other than Restricted ADSs) are not subject (other than during the first year following the original issuance date of the Trust Securities (or such longer holding period, if any, applicable to such ADSs (or Ordinary Shares represented thereby) if then required by applicable law)); provided that such repudiation, termination or breach is not cured within 45 days, subject to an additional extension in the cure period upon a vote of 9 percent of the total number of Trust Securities outstanding), subject to acceleration (to the extent such repudiation, breach or termination has not then been cured) upon a vote by a majority of the total number of Trust Securities outstanding;

(v)	the Collateral Agent receives notice from the ADS Depositary or the Company pursuant to the ADS Procedures Agreement to the effect that an amendment or supplement to the terms of the Deposit Agreement is supposed to become effective, or such an amendment or supplement has become effective without such a notice, if and only if such an amendment or supplement would impair or materially delay the ability of the Collateral Agent and/or holders of the Trust Securities to obtain delivery of ADSs (if ADSs form part of the Exchange Property) through the facilities of the Depository Trust Company without endorsing upon such ADSs, or such ADSs otherwise being subject to, any legend requiring compliance with the Securities Act or Rule 144 thereunder as a condition to the transfer thereof or any other legend to which the ADSs issued under the Deposit Agreement (other than Restricted ADSs) are not subject (other than during the first year following the original issuance date of the Trust Securities (or such longer holding period, if any, applicable to such ADSs (or Ordinary Shares represented thereby) if then required by applicable law)); provided that such adverse effect is not cured within 45 days, subject to an additional extension in the cure period upon a vote of 9 percent of the total number of Trust Securities outstanding, subject to acceleration (to the extent such amendment or supplement has not then been cured) upon a vote by a majority of the total number of Trust Securities outstanding;

(vi)	Pledgor at any time fails to deliver the number of ADSs, other Exchange Property and/or cash that the Contract requires it to deliver at such time (including following a Special Collateral Event Acceleration);

(vii)	Pledgor fails to pay or deliver to the Purchaser and/or the Collateral Agent any amounts it is required to pay or deliver under the Contract or the Collateral Agreement and in respect of which it is entitled to reimbursement pursuant to Article II of the Parent Reimbursement Agreement and such failure to pay or deliver continues for 5 Business Days after notice of such failure is provided to Pledgor by the Purchaser or the Collateral Agent;

(viii)	(x) any of the Ultimate Parent, Parent or Pledgor repudiates or terminates the Parent Reimbursement Agreement or the Ultimate Parent Reimbursement Agreement (unless the applicable agreement is reinstated without defect by the next Business Day) or (y) the Parent fails to pay or deliver to Pledgor or Ultimate Parent fails to pay or deliver to Parent any amounts required to be paid or delivered pursuant to Article II of the applicable agreement, and, in the case of this clause (y), such failure to pay or deliver continues for 30 days after notice of such failure is provided to Pledgor by the Purchaser or the Collateral Agent;

(ix)	Pledgor fails to pledge the Aggregate Non-Transferable Option Value by 5:00 p.m., New York City time, on the third Business Day following a determination of the fair market value of any non-transferable options, rights or warrants granted by the “issuer” of any Exchange Security that are required to be valued under the terms of Section 6.1(c) of the Contract; and

(x)	Pledgor fails to exercise in full the Zero-Payment Options granted by the “issuer” of any Exchange Security, in accordance with the Contract, before the later of (x) the third Business Day after receipt of such Zero-Payment Options and (y) the tenth Business Day prior to the scheduled expiration of such options, rights or warrants, in each case if then exercisable.

“Company” means Alibaba Group Holding Limited, an exempted company incorporated under the laws of the Cayman Islands.

“Contract” has the meaning specified in the recitals to this Agreement.

“Contract Shares” has the meaning specified in the Contract.

“Daily Cash Amount” has the meaning specified in the Contract.

“Daily VWAP” has the meaning specified in the Contract.

“Default” means any event that with notice or passage of time, or both, would constitute an Event of Default.”

“Deposit Agreement” means the Deposit Agreement, dated as of September 24, 2014, by and among the Company, the ADS Depositary and the holders and beneficial owners of ADSs.

“Dilution Event” has the meaning specified in the Contract.

“Elapsed Number of Trading Days” has the meaning specified in the Contract.

“Eligible Cash Equivalents” means Cash or U.S. Government Securities.

“Eligible Collateral” means (i) Ordinary Shares (and/or any other property then underlying the ADSs); (ii) ADSs, (iii) Eligible Cash Equivalents; and (iv) any other Exchange Property; provided that (x) in each case, that Pledgor has good and marketable title to such Cash and/or securities, free of all Liens (other than Permitted Liens) and that the Collateral Agent is granted a valid security interest (or, if the security interest is capable of being perfected by the filing of a UCC financing statement, physical possession or the entering into of account control agreements, a first priority perfected security interest) therein and a Lien thereon pursuant to this Agreement and (y) in the case of Ordinary Shares (including any Ordinary Shares represented by ADSs), that such Ordinary Shares (A) are subject to Transfer Restrictions (other than Existing Transfer Restrictions) only to the same extent as the Ordinary Shares for which they are substituted, (B) were not, when issued, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system (within the meaning of Rule 144A under the Securities Act), (C) with respect to which Pledgor has a “holding period” (within the meaning of Rule 144 under the Securities Act) that commenced at least one year prior to the first original issuance date of the Trust Securities and (D) in the case of Ordinary Shares not represented by ADSs, in respect of which the RO Undertaking is in effect.

“Event of Default” has the meaning specified in the Contract.

“Exchange Date” has the meaning specified in the Contract.

“Exchange Property” has the meaning specified in the Contract.

“Exchange Securities” has the meaning specified in the Contract.

“Existing Transfer Restrictions” means restrictions arising under the Securities Act solely as a result of Pledgor being an “affiliate” and/or the Ordinary Shares being “restricted securities” (in each case, within the meaning of Rule 144 under the Securities Act) of the Company or applicable issuer.

“Firm Purchase Price” has the meaning specified in the Contract.

“First Time of Delivery” has the meaning specified in the Contract.

“Insufficiency Determination” has the meaning specified in Section 5.5(a).

“Insufficient Substituted Value Date” has the meaning specified in clause (iii) of the definition of “Collateral Event of Default”.

“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance or adverse claim of any kind (other than any Transfer Restrictions).

“Managing Trustee” means Donald J. Puglisi.

“Maples” has the meaning specified in the recitals to this Agreement.

“Marketable Securities” has the meaning specified in the Contract.

“Ordinary Shares” has the meaning specified in the Contract.

“Parent” means SoftBank Group Corp International GK, a Japanese limited liability company (godo kaisha).

“Parent Reimbursement Agreement” means the Reimbursement Agreement, dated as of June 1, 2016, between Pledgor and Parent.

“Permitted Liens” means (a) Liens in favor of the Collateral Agent, (b) non-consensual liens that are junior in priority to the Liens in favor of the Collateral Agent, which non-consensual liens are being contested in good faith by appropriate proceedings diligently conducted, (c) Liens created by the constituent documents of the issuer of the applicable securities or (d) Liens created by the Deposit Agreement (or similar agreements).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pledge Value” means, as of any date, an amount equal to the sum of the aggregate Then-Current Values of each particular type of Collateral, as of such date.

“Pledge Value Requirement” means, as of any date, that (a) in the case of Cash Settlement pursuant to Section 2.3(d) of the Contract, the amount of Cash delivered to the Collateral Agent in pledge pursuant hereto is at least equal to the amount of Cash required to be delivered in pledge on such date pursuant to Section 2.3(d) of the Contract, or (b) in case of the substitution of Eligible Cash Equivalents for other items of Collateral, the aggregate Then-Current Value as of such date of the Eligible Cash Equivalents delivered in pledge hereunder equal to or exceed 150% of the aggregate Then-Current Value as of such date of the other items of Collateral for which such Eligible Cash Equivalents have been substituted.

“Pledged Account” has the meaning given to such term in the Securities Account Control Agreement.

“Pledged Items” means, as of any date, any and all securities, instruments, Cash, Eligible Collateral and other property delivered by Pledgor in accordance with Section 5.4 or deposited in the Pledged Account to be held by the Collateral Agent under this Agreement as Collateral, whether or not constituting Eligible Collateral and whether or not then required to be held by the Collateral Agent hereunder.

“Pledgor” has the meaning specified in the preamble to this Agreement.

“Prior Collateral” has the meaning specified in Section 5.2(a).

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Reimbursement Security Agreement” means the Security Agreement, dated as of June 10, 2016, between the Parent and Pledgor.

“Reorganization Event” has the meaning specified in the Contract.

“Required Cash Amount” has the meaning specified in the Contract.

“Required ADS Deposit Property” has the meaning set specified in Section 4.1(e).

“Required Pledged Assets” has the meaning set specified in Section 4.1(e).

“Responsible Officer” means, when used with respect to the Collateral Agent, any vice president, assistant vice president, assistant treasurer or assistant secretary located in the division or department of the Collateral Agent responsible for performing the obligations of the Collateral Agent under this Agreement.

“Restricted ADSs” has the meaning specified in the Deposit Agreement.

“RO Undertaking” has the meaning specified in the recitals to this Agreement.

“Scheduled Trading Day” has the meaning specified in the Contract.

“Securities Account Control Agreement” has the meaning specified in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Acceleration” has the meaning specified in the Contract.

“Subsequent Time of Delivery” has the meaning specified in the Contract.

“Then-Current Value” has the meaning specified in the Contract; provided that the “Then- Current Value” of any item of Collateral that does not constitute Eligible Collateral shall be zero.

“Time of Delivery” means each of the First Time of Delivery and each Subsequent Time of Delivery.

“Trading Day” has the meaning specified in the Contract.

“Transfer Restriction” means, with respect to any item of Collateral, any condition to or restriction on the ability of the holder of such item of Collateral to sell, assign or otherwise transfer such item of Collateral or, in the case of Collateral comprised of Ordinary Shares or other securities represented by American depositary shares, to exchange such Ordinary Shares for ADSs or other securities for American depositary shares, or to enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto (in each case, other than any condition or restriction imposed by the Contract, the Collateral Agreement, the Deposit Agreement or the ADS Procedures Agreement or any Permitted Lien or that exists pursuant to the terms of the relevant property (including any non-transferable options, rights or warrants) when such property becomes part of the Exchange Property pursuant to a Dilution Event or a Reorganization Event or is otherwise received by Pledgor in respect of any Exchange Property), including (i) any requirement that any sale, assignment or other transfer or enforcement of such item of Collateral be consented to or approved by any Person, including the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, and (iii) any registration or qualification requirement for such item of Collateral pursuant to any federal or state securities law that has not been satisfied; provided, however, that the required delivery of any assignment from the seller, pledgor, assignor or transferor of such item of Collateral, together with any evidence of the corporate or other authority of such person, shall not constitute a “Transfer Restriction.”

“Trust Agreement” has the meaning specified in the Contract.

“Trustee” or “Trustees” means any trustee or trustees of Purchaser named in the Trust Agreement, or any successor as such trustee or trustees.

“Trust Securities” has the meaning specified in the Contract.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Ultimate Parent” means SoftBank Group Corp., a Japanese stock company (kabushiki kaisha).

“Ultimate Parent Reimbursement Agreement” means the Reimbursement Agreement, dated as of June 1, 2016, between the Parent and the Ultimate Parent.

“U.S. Government Securities” means direct obligations of the U.S. Government issued by the U.S. Treasury Department (excluding principal-only Treasury strips) that have a maturity occurring no later than the date twenty years from the date of the pledge of such obligations.

“Valuation Period” has the meaning specified in the Contract.

“Zero-Payment Options” has the meaning specified in the Contract.

Section 1.2              Interpretation.

(a)            When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference is to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise indicated.

(b)            The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(c)            Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d)            Any reference to any statute, regulation or agreement is a reference to such statute, regulation or agreement as supplemented, amended, restated or otherwise modified from time to time.

ARTICLE II.

THE SECURITY INTERESTS

Section 2.1              Grant of Security Interests. Subject to the terms and conditions hereof (including the terms and conditions relating to the release of the security interests granted hereby contained in Article V and Article IX) and subject to the receipt by Pledgor of the Firm Purchase Price at the First Time of Delivery (and, in the case of the Pledged Items referred to in Section 2.3, receipt by Pledgor of the Additional Purchase Price at any Subsequent Time of Delivery, in the case of the Pledged Items referred to in Section 2.4, the election of Cash Settlement pursuant to Section 2.3(d) of the Contract and, in the case of the Pledged Items referred to in Section 4.1 (b) , the delivery of such additional Collateral in accordance with Section 5.4), in order to secure the performance by Pledgor of its obligations under the Contract and to secure the observance and performance of the covenants and agreements contained in this Agreement and in the Contract, Pledgor hereby collaterally assigns, pledges and grants to the Collateral Agent, as agent of and for the benefit of Purchaser, a security interest in and to, and a Lien upon and right of set-off against, all of Pledgor’s right, title and interest in, to and under the following, whether now existing or hereafter arising: (i) all Ordinary Shares legally or beneficially owned by the Pledgor on the date hereof, being the Pledged Items described in Sections 2.2 and 2.3, the Pledged Items described in 2.4, and 4.1(b) and all Ordinary Shares legally or beneficially owned by the Pledgor from time to time hereafter; (ii) any Eligible Collateral identified on a certificate delivered pursuant to Section 5.2 or 5.3 hereof; (iii) any ADSs delivered in exchange for Ordinary Shares included in the Pledged Items (and any rights Pledgor has to receive such ADSs pursuant to the Deposit Agreement following the deposit of such Ordinary Shares with the ADS Depositary); (iv) the Pledged Account and all Cash, securities and other property now or hereafter deposited therein; (v) all additions to and substitutions for any of the foregoing; (vi) all income, products and proceeds and collections (including dividends, other distributions and interest) received or to be received, or derived or to be derived, now or any time hereafter from or in connection with any of the foregoing; (vii) all powers and rights now owned or hereafter acquired under or with respect to the Pledged Items; (viii) Pledgor’s rights to receive reimbursement under Article II of the Parent Reimbursement Agreement; and (ix) Pledgor’s interest in those of the Parent’s rights under the Ultimate Parent Reimbursement Agreement that have been pledged to Pledgor by the Parent pursuant to the Reimbursement Security Agreement (all of the foregoing, including such Pledged Items, additions, substitutions, income, products and proceeds, collections, powers and rights being collectively called the “Collateral”). Subject to the provisions of Article VII, the Collateral Agent shall have all of the rights, remedies and recourses with respect to the Collateral afforded a secured party by the UCC, in addition to, and not in limitation of, the other rights, remedies and recourses afforded to the Collateral Agent by this Agreement.

Section 2.2              First Time of Delivery. Effective upon and subject to receipt by Pledgor of the Firm Purchase Price, at the First Time of Delivery, Pledgor shall deliver to the Collateral Agent in pledge 71,720,000 Ordinary Shares in the manner set forth in the RO Undertaking and Section 5.4(a).

Section 2.2              Subsequent Time of Delivery. Effective upon and subject to the receipt by Pledgor of the Additional Purchase Price at each Subsequent Time of Delivery, Pledgor shall deliver to the Collateral Agent in pledge the number of Ordinary Shares required to underlie the number of ADSs underlying the Trust Securities issued at such Subsequent Time of Delivery in the manner set forth in the RO Undertaking and Section 5.4(a).

Section 2.3              Cash Settlement. Following an election of Cash Settlement pursuant to Section 2.3(d) of the Contract, Pledgor shall deliver to the Collateral Agent in pledge the amounts of Cash and at the times specified in Section 2.3(d) of the Contract.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1              Representations and Warranties of Pledgor. Pledgor hereby represents and warrants to the Collateral Agent and Purchaser that:

(a)            No Transfer Restrictions. No Transfer Restrictions (other than the Existing Transfer Restrictions) exist with respect to or otherwise apply to the pledge or assignment of, or grant of a security interest by Pledgor in, any items of Collateral to the Collateral Agent hereunder, or to the exchange of any such items of Collateral for ADSs in accordance with the ADS Procedures Agreement, or the subsequent sale or transfer of such items of Collateral (including such ADSs) by the Collateral Agent pursuant to the terms of this Agreement.

(b)            Title to Collateral; Security Interest. At each Time of Delivery, Pledgor will have good and marketable title to the Pledged Items delivered to the Collateral Agent at such Time of Delivery, free of all Liens (other than Permitted Liens) and Transfer Restrictions (other than the Existing Transfer Restrictions). The full purchase price or other consideration (within the meaning of Rule 144(d)(1) under the Securities Act) for all the Ordinary Shares delivered to the Collateral Agent as Pledged Items pursuant to Sections 2.2 and 2.3 was or will have been paid by Pledgor (or any entity with respect to which Pledgor may tack the holding period under Rule 144) more than one year prior to the time of such delivery. Upon delivery or deposit of the Pledged Items pursuant to Sections 2.2, 2.3 and 2.4 and Section 5.4, the Collateral Agent will obtain a valid security interest in such Pledged Items subject to no other Lien, other than Permitted Liens (it being understood that, in the case of the Pledged Items described in Sections 2.2 and 2.3, such security interest shall be a perfected first priority security interest upon the filing of a UCC financing statement by the Collateral Agent to the extent a security interest therein may be perfected by the filing of a UCC financing statement and, in the case of the Pledged Items described in Section 2.4, such security interest shall be a perfected first priority security interest upon the deposit of such Pledged Items in the Pledged Account). None of the Collateral is or shall be pledged by Pledgor as collateral for any other purpose.

Section 3.2              Representations and Warranties of the Collateral Agent. The Collateral Agent represents and warrants to Pledgor and Purchaser that:

(a)            Corporate Existence and Power. The Collateral Agent is a national association, duly organized, validly existing and in good standing under the laws of the United States of America, and has all corporate powers and all governmental licenses, authorizations, consents and approvals governing its banking and fiduciary powers required to enter into, and perform its obligations under, this Agreement.

(b)            Authorization and Non-Contravention. The execution, delivery and performance by the Collateral Agent of this Agreement and the Securities Account Control Agreement have been duly authorized by all necessary corporate action on the part of the Collateral Agent (no action by the shareholders of the Collateral Agent being required) and do not and will not violate, contravene or constitute a default under any provision of applicable banking or fiduciary law or regulation or of the charter or by-laws of the Collateral Agent or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Collateral Agent.

(c)            Binding Effect. This Agreement constitutes a valid and binding agreement of the Collateral Agent enforceable against the Collateral Agent in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity.

ARTICLE IV.

CERTAIN COVENANTS OF PLEDGOR

Section 4.1              Certain Covenants of Pledgor. Pledgor agrees that, so long as any of its obligations under Section 2.3 of the Contract remain outstanding:

(a)            Title to Collateral. Pledgor shall at all times hereafter have and maintain good and marketable title to the Collateral pledged by it hereunder, free of all Liens, other than Permitted Liens, Transfer Restrictions (other than Existing Transfer Restrictions), and, subject to the terms of this Agreement, will at all times hereafter have and maintain good, right and lawful authority to assign, pledge and grant a security interest in such Collateral, and to exchange all Pledged Items comprising Ordinary Shares for ADSs (subject to the terms of the Deposit Agreement and the ADS Procedures Agreement), under this Agreement (other than to the extent restricted by any Permitted Lien or Existing Transfer Restriction).

(b)            Pledge Value Requirement. If Pledgor elects Cash Settlement pursuant to Section 2.3(d) of the Contract or elects to substitute Eligible Cash Equivalents for any item of Collateral, Pledgor shall cause the aggregate Pledge Value of the Collateral to be equal to or greater than the Pledge Value Requirement at all times (subject to the time periods provided for in Section 5.5) following such election, and shall pledge additional Collateral in the manner described in Section 5.4 as necessary to cause such Pledge Value Requirement to be satisfied.

(c)            [Reserved.]

(d)            [Reserved.]

(e)            Pledge of Contract Consideration. Subject to the time periods specified in the Contract and in this Agreement, Pledgor will pledge (i) the maximum number or amount of each type of Exchange Property (other than ADSs) that Pledgor may be required to deliver under the Contract and (ii) to the extent any ADSs are included in the Exchange Property, a number of ADSs equal to the product of (A) the number of ADSs included in one Exchange Property Unit, (B) the Maximum Exchange Rate and (C) the aggregate number of Securities outstanding; provided that, without prejudice to Pledgor’s obligations under clause (i) of this Section 4.1(e), Pledgor may satisfy its obligation to pledge any one ADS pursuant to this clause (ii) by pledging either (x) (I) the maximum number or amount of each type of securities (including Ordinary Shares, if applicable, in respect of which the RO Undertaking is in effect), property and/or assets that is required to be deposited with the ADS Depositary in order to obtain the delivery of one ADS, plus (II) cash in an amount of $0.05 per ADS forming part of the Exchange Property (the securities, property and/or assets described in this clause (x), collectively, the “Required ADS Deposit Property”) or (y) one ADS (I) that is held in book-entry form through the Depository Trust Company, (II) that, if it represents Ordinary Shares, represents Ordinary Shares that were not, when issued, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system (within the meaning of Rule 144A under the Securities Act), (III) with respect to which Pledgor has a “holding period” (within the meaning of Rule 144 under the Securities Act) that commenced at least one year prior to the first original issuance date of the Trust Securities and (IV) that may be transferred without endorsing upon such ADS, or such ADS otherwise being subject to, any legend requiring compliance with the Securities Act or Rule 144 thereunder as a condition of the transfer thereof (other than as contemplated pursuant to the Deposit Agreement, as supplemented by the ADS Procedures Agreement) (the aggregate amount of securities, property and/or assets referred to in this sentence, the “Required Pledged Assets”). For the avoidance of doubt and notwithstanding anything to the contrary in this Section 4.1(e), Pledgor will have the right to substitute and/or release Collateral as provided in, and subject to the conditions set forth in, this Agreement, and securities, property or other assets will not form part of the Required Pledged Assets until received by Pledgor.

(f)            Further Assurances. Pledgor shall, at its expense and in such manner and form as Purchaser or the Collateral Agent may reasonably require, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable in order to create, preserve, perfect, protect, substantiate or validate any security interest granted, or intended to be granted, pursuant to this Agreement or to enable the Collateral Agent to exercise and enforce its rights and the rights of Purchaser hereunder with respect to such security interest. To the extent permitted by applicable law, Pledgor hereby authorizes the Collateral Agent to execute and file, in the name of Pledgor or otherwise, UCC financing or continuation statements (which may be carbon, photographic, photostatic or other reproductions of this Agreement or of a financing statement relating to this Agreement) which the Collateral Agent may reasonably deem necessary or appropriate to further perfect, or maintain the perfection of, the security interests granted hereby.

(g)            Certain Notices. Pledgor agrees, reasonably promptly in advance of the consummation of a Reorganization Event or a Dilution Event, but solely to the extent it has actual knowledge thereof, to provide to the Collateral Agent notice thereof in reasonable detail, if and when permitted pursuant to any limitations imposed by applicable law or by duties of confidentiality to third parties.

(h)            Maintenance of Perfected Security Interest. Pledgor shall maintain each of the security interests created by this Agreement as a perfected first priority security interest (to the extent such security interest may be perfected by the filing of a UCC financing statement, giving of notice to the Ultimate Parent pursuant to Article 364 of the Civil Code, physical possession or the entering into of account control agreements), including by filing any financing statement or amendment under the UCC in effect in Delaware, and shall reasonably defend such security interest and such priority against the claims and demands of all Persons, at its sole cost and expense.

ARTICLE V.

ADMINISTRATION OF THE COLLATERAL AND VALUATION OF THE SECURITIES

Section 5.1              Valuation of Collateral. Following (x) election by Pledgor of Cash Settlement pursuant to Section 2.3(d) of the Contract or (y) Collateral substitution of Eligible Cash Equivalents for Pledged Items pursuant to Section 5.2, the Collateral Agent shall determine as of 5:00 p.m., New York City time, on each Business Day following any such election whether the Pledge Value satisfies the Pledge Value Requirement and whether an Insufficiency Determination or Collateral Event of Default shall have occurred, and shall provide written notice of the Pledge Value and the Pledge Value Requirement, in the form of Exhibit A, to Pledgor.

Section 5.2              Substitution of Collateral. Pledgor may substitute Collateral in accordance with the following provisions:

(a)            Unless a Default or Event of Default has occurred and is continuing, Pledgor shall have the right at any time and from time to time to (i) deliver Eligible Collateral to the Collateral Agent in substitution for any of the Pledged Items or other Collateral previously delivered to the Collateral Agent hereunder (“Prior Collateral”) and to obtain the release of such Prior Collateral from the Lien created by this Agreement and (ii) require the Collateral Agent to deposit, or permit the deposit of, Ordinary Shares pledged hereunder with the ADS Depositary in exchange for ADSs and to take all actions necessary to permit ADSs to be issued in exchange for such Ordinary Shares, including releasing the Lien thereon created by this Agreement.

(b)            If Pledgor wishes to deliver Eligible Collateral to the Collateral Agent in substitution for Prior Collateral, it shall (i) give written notice from an Authorized Representative to the Collateral Agent identifying the Prior Collateral to be released from the Lien created by this Agreement, (ii) deliver to the Collateral Agent concurrently with such Eligible Collateral a certificate of Pledgor substantially in the form of Exhibit B and dated the date of such delivery, (A) identifying the items of Eligible Collateral being substituted for the Prior Collateral and the Prior Collateral with respect to which the Lien created by this Agreement is to be released and (B) certifying that with respect to such items of substitute Eligible Collateral the representations and warranties contained in Exhibit B are true and correct on and as of the date of such certificate, and (iii) deliver to the Collateral Agent concurrently with such Eligible Collateral an opinion, dated the date of such delivery, of counsel addressed to the Collateral Agent confirming the representation contained in the paragraph 3(iii) of Exhibit B insofar as it relates to the U.S. federal securities laws. Upon delivery of the items specified in clauses (i), (ii) and (iii) above, the Lien on the Prior Collateral shall be released. Pledgor hereby covenants and agrees to pay all fees, taxes and expenses related to the substitution of any Collateral and to take all actions required under Section 5.4 and any other actions necessary to create for the benefit of the Collateral Agent a valid security interest (or in the case of Eligible Collateral in which a security interest may be perfected by the filing of a UCC financing statement, physical possession or the entering into of account control agreements, a first priority perfected security interest) in, and Lien upon, such Eligible Collateral delivered to the Collateral Agent in substitution for Prior Collateral.

(c)            No substitution of Eligible Cash Equivalents for any Pledged Items shall be made unless and until the Collateral Agent shall have determined that the aggregate Pledge Value of all of the Collateral at the time of such proposed substitution, after giving effect to the proposed substitution, shall satisfy the Pledge Value Requirement.

(d)            If Pledgor wishes to require the Collateral Agent to deposit, or permit the deposit of, Ordinary Shares (and/or other securities, property or assets represented by ADSs) with the ADS Depositary in exchange for ADSs, it shall (i) give written notice from an Authorized Representative to the Collateral Agent identifying the number of Ordinary Shares (and/or the number or amount of other securities, property or assets) to be released from the Lien created by this Agreement and deposited with the ADS Depositary, (ii) deliver to the Collateral Agent a certificate of Pledgor substantially in the form of Exhibit C and dated the date of such delivery certifying, with respect to the ADSs to be issued in exchange for such Ordinary Shares (and/or such other securities, property or assets), that the representations and warranties contained in Exhibit C will be true and correct at the time such ADSs are issued, and (iii) deliver to the Collateral Agent concurrently with such certificate an opinion, dated the date of such delivery, of counsel addressed to the Collateral Agent confirming the representations contained in paragraph 2(iii) insofar as it relates to the U.S. federal securities laws. Upon receipt of the items specified in clauses (i), (ii) and (iii) above, the Collateral Agent shall deposit such Ordinary Shares (and/or other securities, property or assets) with the ADS Depository and the Lien on such Ordinary Shares (and/or such other securities property or assets) shall be released. Pledgor hereby covenants and agrees to pay all fees, taxes and expenses related to the exchange of Ordinary Shares (and/or other securities, property or assets) for ADSs pursuant to the Deposit Agreement and to take all actions required under Section 5.4 and any other actions necessary to create for the benefit of the Collateral Agent a valid first priority perfected security interest in, and Lien upon, such ADSs.

Section 5.3              Additional Collateral. Pledgor may pledge additional Collateral hereunder at any time and shall pledge additional collateral when required under this Agreement. Concurrently with the delivery of any additional Eligible Collateral, Pledgor shall deliver (i) a certificate of Pledgor substantially in the form of Exhibit D, signed by an Authorized Representative, and dated the date of such delivery, (A) identifying the items of additional Eligible Collateral being pledged and (B) certifying that with respect to such items of additional Pledged Collateral the representations and warranties contained in Exhibit D are true and correct on and as of the date of such certificate, and (ii) an opinion, dated the date of such delivery, of counsel addressed to the Collateral Agent confirming the representations contained in paragraph 2(iii) of Exhibit D insofar as it relates to the U.S. federal securities laws. Pledgor hereby covenants and agrees to take all actions required under Section 5.4 and any other actions necessary to create for the benefit of the Collateral Agent a valid security interest (or, in the case of any additional Eligible Collateral in which a security interest may be perfected by the filing of a UCC financing statement, physical possession or the entering into of account control agreements, a first priority perfected security interest) in, and a Lien upon, such additional Eligible Collateral, in each case free of all other Liens, other than Permitted Liens.

Section 5.4              Delivery of Collateral. Pledgor shall deliver the Collateral to the Collateral Agent in accordance with the following provisions, and notwithstanding anything to the contrary herein, any requirement to “deliver” or of “delivery” herein shall be deemed to have been satisfied if the following provisions have been complied with:

(a)            Ordinary Shares. In the case of Collateral consisting of Ordinary Shares, Pledgor shall:

(i)             have entered into the RO Undertaking;

(ii)            have delivered to the Collateral Agent on or prior to the date hereof an undated share transfer certificate in respect of the Ordinary Shares in the form set forth in Exhibit E, executed in blank (to be completed by the Collateral Agent or as it may direct pursuant to this Agreement);

(iii)           have delivered to the Collateral Agent on or prior to the date hereof a notice of pledge and security interest in the form set forth in Exhibit F, executed by the Pledgor;

(iv)           except in the case of a substitution of Ordinary Shares for an equal number of Ordinary Shares pursuant to Section 5.2, have delivered, or procured the delivery, to the Collateral Agent pursuant to the RO Undertaking of a copy or copy extract of the register of members of the Company showing such Ordinary Shares registered in the name of the Pledgor and bearing the Annotation (as defined in the RO Undertaking); and

(v)            if the Company at any time delivers to Pledgor any share certificate in respect of any Ordinary Shares owned by Pledgor, promptly deliver or procure the delivery of such share certificate to the Collateral Agent.

(b)            Cash. In the case of Collateral consisting of Cash, by deposit of such Cash to the Pledged Account.

(c)            Pledged U.S. Government Securities. In the case of Collateral consisting of U.S. Government Securities, by transfer of such U.S. Government Securities through the Book Entry System of the Federal Reserve System to the Pledged Account.

(d)            Pledged Marketable Securities. In the case of Collateral consisting of Marketable Securities (including ADSs), by any of (1) delivery of certificates evidencing such Marketable Securities, registered in the name of the Collateral Agent or its nominee or duly endorsed in blank or accompanied by stock powers duly executed in blank, (2) if such Marketable Securities are not held in certificated form but are held in book-entry form by The Depository Trust Company or any other comparable depositary, by transfer to the Pledged Account in accordance with the Securities Account Control Agreement or (3) if such Marketable Securities are held in uncertificated form but not in book-entry form by the Depository Trust Company, taking such steps as may be necessary or appropriate in order to provide the Collateral Agent with rights in respect of such Marketable Securities that are substantially similar to the rights granted under the RO Undertaking; provided that such steps are reasonably satisfactory to the Collateral Agent. Each such delivery of Marketable Securities shall be accompanied by an opinion of counsel satisfactory to the Collateral Agent that the Collateral Agent has obtained a valid and perfected security interest in, and a Lien upon, such Marketable Securities.

(e)            Delivery of Other Property. In the case of Collateral consisting of property other than Ordinary Shares, Cash, U.S. Government Securities or Marketable Securities, by any and all action necessary for the Collateral Agent to obtain a valid and, in the case of any Collateral in which a security interest may be perfected by the filing of a UCC financing statement, physical possession or the entering into of account control agreements, first priority perfected security interest in, and a Lien upon, such property. Each such delivery of such property shall be accompanied by an opinion of counsel satisfactory to the Collateral Agent that the Collateral Agent has obtained a valid and perfected security interest in, and a Lien upon, such property. For the avoidance of doubt, no such other property shall constitute Eligible Collateral.

Upon delivery of any Pledged Item under this Agreement, the Collateral Agent shall examine such Pledged Item and any opinions and certificates and other instruments delivered pursuant to Sections 5.2 or 5.3, this Section 5.4 or otherwise pursuant to the terms of this Agreement in connection therewith to determine that they comply as to form with the requirements for Eligible Collateral. Pledgor hereby designates the Collateral Agent as the Person in whose name any Collateral held in book-entry form in the Federal Reserve System shall be registered.

Section 5.5              Insufficiency Determination.

(a)            If, following Pledgor’s election of Cash Settlement pursuant to Section 2.3(d) of the Contract or substitution of Eligible Cash Equivalents for other Collateral, the Collateral Agent determines that as of 5:00 p.m., New York City time, on any Business Day, the aggregate Pledge Value of the Collateral does not satisfy the Pledge Value Requirement (any such determination, an “Insufficiency Determination”), the Collateral Agent shall promptly (and, in any event, within one Business Day) notify Pledgor of such determination by written notice to Pledgor.

(b)            If, by 5:00 p.m., New York City time, on the third Business Day (or third Scheduled Trading Day, in the case of an election of Cash Settlement pursuant to Section 2.3(d) of the Contract) following the day on which written notice shall have been given pursuant to the preceding paragraph 5.5(a), Pledgor shall have failed to take the actions set forth in Sections 5.3 and 5.4 in respect of sufficient additional Eligible Collateral so that, after giving effect to such actions, the aggregate Pledge Value of the Collateral, as of the day on which such written notice was given would have satisfied the Pledge Value Requirement, then a Collateral Event of Default shall have occurred and be continuing.

Section 5.6              Release of Excess Collateral.

(a)            Upon Pledgor’s election of Cash Settlement pursuant to Section 2.3(d) of the Contract:

(i)             Pledgor may obtain the release from the Lien created by this Agreement of any Collateral in respect of which Pledgor has elected Cash Settlement, upon delivery to the Collateral Agent of a written notice from an Authorized Representative of Pledgor indicating the items of Collateral to be released. Such Collateral shall be released only after the Collateral Agent shall have determined that the Pledge Value Requirement is satisfied in respect of Pledgor’s election of Cash Settlement.

(ii)            Except in the case of a Special Acceleration, excess Cash pledged pursuant to Section 2.4 hereof will be released by the Collateral Agent to the extent, and solely to the extent, that:

(A)            as of any Trading Day during the relevant Valuation Period, the aggregate amount of Cash pledged to the Collateral Agent pursuant to Section 2.4 (including, for the avoidance of doubt, any existing Cash included in the Collateral that forms part of an Exchange Property Unit at such time (and that is not otherwise subject to release by the Collateral Agent at such time)) and then held in the Pledged Account is greater than the Required Cash Amount for such Trading Day;

(B)            no Collateral Event of Default has occurred and is continuing or would result therefrom;

(C)            Pledgor is not then required to (and, after giving effect to the relevant release, would not be required to) pledge any additional securities, Cash or other property or assets under this Agreement or the Contract; and

(D)            Pledgor has requested the release of such excess Cash (it being understood that such request may be in respect of one or more Trading Days during the relevant Valuation Period) by written notice to the Collateral Agent and the Purchaser.

The Collateral Agent will give effect to any such release of cash within two Scheduled Trading Days following Pledgor’s request therefor; provided that the conditions set forth in clauses (B) and (C) above continue to apply at such time.

(iii)           The Ordinary Shares underlying the ADSs (or other property underlying the Exchange Property Units, if applicable) will be released by the Collateral Agent from the Collateral to the extent, and solely to the extent, that:

(A)            as of any Trading Day during the relevant Valuation Period, (x) the number of Ordinary Shares underlying the ADSs (or the amount of other property underlying the Exchange Property Units, if applicable) per Trust Security equal to the sum of the quotients, for each of the Elapsed Number of Trading Days, obtained by dividing the product of the Daily Cash Amount for such Trading Day and the applicable Cash Percentage by the Daily VWAP of the ADSs (or the Then-Current Value of one Exchange Property Unit, if applicable) for such Trading Day exceeds (y) the aggregate number of Ordinary Shares underlying the ADSs (or the aggregate amount of other property underlying the Exchange Property Units, if applicable) per Trust Security previously released pursuant to this clause (iii) in respect of such Elapsed Number of Trading Days;

(B)            the Required Cash Amount as of such Trading Day remains pledged to the Collateral Agent on such Trading Day;

(C)            no Collateral Event of Default has occurred and is continuing or would result therefrom;

(D)            Pledgor is not then required to (and, after giving effect to the relevant release, would not be required to) pledge any additional securities, cash or other property or assets under this Agreement or the Contract; and

(E)            Pledgor has requested the release of such excess number of Ordinary Shares (or other property underlying the Exchange Property Units, if applicable) (it being understood that such request may be in respect of one or more Trading Days during the relevant Valuation Period), by written notice to the Collateral Agent and the Purchaser, and, in the case of Ordinary Shares, has provided evidence reasonably satisfactory to the Collateral Agent that such excess number of Ordinary Shares shall be held in a manner that enables them to be distinguished from any Ordinary Shares that continue to be subject to the security interest granted pursuant hereto, including by depositing such Ordinary Shares into a separate account or transferring such Ordinary Shares to one or more other Persons upon such release.

The Collateral Agent will give effect to any such release of Exchange Property Units within two Scheduled Trading Days following Pledgor’s request therefor; provided that the conditions set forth in clauses (B) through (D) above continue to apply at such time.

(b)            If, following Pledgor’s substitution of Eligible Cash Equivalents for other Pledged Items, on any Business Day the Collateral Agent determines that the aggregate Pledge Value of Pledgor’s Eligible Collateral exceeds the Pledge Value Requirement and no Default or Event of Default has occurred and is continuing, Pledgor may obtain the release from the Lien created by this Agreement of any Collateral having an aggregate Pledge Value on such Business Day less than or equal to such excess, upon delivery to the Collateral Agent of a written notice from an Authorized Representative of Pledgor indicating the items of Collateral to be released. Such Collateral shall be released only after the Collateral Agent shall have determined that the aggregate Pledge Value of all of the Collateral remaining after such release as determined on such Business Day satisfies the Pledge Value Requirement.

(c)            In the event of a Special Acceleration or Optional Acceleration, following delivery of Exchange Property by Pledgor to the Purchaser in respect of such Acceleration in accordance with the Contract, and so long as no Default or Event of Default has occurred and is continuing, Pledgor may obtain the release from the Lien created by this Agreement of any Collateral that may be released following such Special Acceleration or Optional Acceleration in accordance with the Contract, upon delivery to the Collateral Agent of a written notice from an Authorized Representative of Pledgor indicating the items of Collateral to be released.

(d)            Following deposit to the Pledged Account by Pledgor of Cash in the amount of the Aggregate Non-Transferable Option Value pursuant to Section 6.1(c) of the Contract, and so long as no Default or Event of Default has occurred and is continuing, Pledgor may obtain the release from the Lien created by this Agreement of the non-transferable options, rights and warrants in respect of which such Cash has been pledged hereunder, upon delivery to the Collateral Agent of a written notice from an Authorized Representative of Pledgor indicating the items of Collateral to be released.

(e)            Upon delivery of the written notice referred to in sub-sections (a), (b), (c) and (d) above (subject, in the case of sub-section (a), (b), (c) or (d), to the fulfillment of all the conditions set forth in such sub-section (a), (b), (c) or (d), as applicable), the Lien created by this Agreement shall automatically terminate with respect to such Collateral and the Collateral Agent shall promptly cause any such Collateral to be assigned and delivered to, or to the order of, Pledgor. Upon the release of any Collateral, the Collateral Agent shall promptly take such actions, make such filings and execute and deliver to Pledgor, at Pledgor’s expense, such documentation as Pledgor shall reasonably request to evidence such release.

(f)            In all cases, for the avoidance of doubt, any excess Collateral (in excess of the Required Pledged Assets) corresponding to the Contract (or the portion of the Contract, as the case may be) being settled on the relevant Special Acceleration Date, the Exchange Date, the Special Collateral Event Acceleration Date or the Optional Acceleration Date, including any remaining excess Cash pledged pursuant to the provisions described above, will be released promptly (and in any event within two Business Days) following the required deliveries of Cash and/or any other applicable Exchange Property by Pledgor to the Purchaser in respect of the relevant Special Acceleration Date, the Exchange Date, the Special Collateral Event Acceleration Date or the Optional Acceleration Date, pursuant to the Contract and this Agreement; provided that such excess Collateral will be released to the extent, and solely to the extent, that (i) the Required Pledged Assets (if any) remain pledged to the Collateral Agent for the benefit of the Purchaser on the date of such release; (ii) no Collateral Event of Default has occurred and is continuing or would result therefrom, and (iii) Pledgor is not then required to (and, after giving effect to the relevant release, would not be required to) pledge any additional securities, Cash or other property or assets under this Agreement or the Contract (or portion of the Contract, as the case may be).

(g)            The Pledgor shall at all times be entitled to direct the Collateral Agent to liquidate, or cause the liquidation of, any U.S. Government Securities contained in any Eligible Cash Equivalents that forms part of the Collateral for Cash, and upon receipt of such direction, the Collateral Agent shall liquidate, or cause the liquidation, of any such U.S. Government Securities in respect of which it has received a direction from the Pledgor.

Section 5.7              Delivery of Contract Consideration. On the Business Day immediately preceding the Exchange Date (including an accelerated Exchange Date as a result of a Special Acceleration, Optional Acceleration or Collateral Event Acceleration), unless Pledgor shall have elected Cash Settlement pursuant to Section 2.3(d) of the Contract and made the Cash payment required by that Section 2.3(d) of the Contract, the Collateral Agent shall deliver for the account of, and upon the order of, the Purchaser, the number of Contract Shares required by Section 2.3(c) of the Contract (and the amount or type of other Exchange Property, if applicable) from the Collateral then held by the Collateral Agent under this Agreement in the manner contemplated by Section 2.3(c) of the Contract; provided that if Pledgor shall have elected to pledge ADSs which satisfy the requirements set forth under Section 4.1(e) of this Agreement in place of Ordinary Shares, the Collateral Agent shall deliver for the account, and upon the order, of Purchaser, such number of Contract Shares from the Collateral held by the Collateral Agent. Upon such delivery, Purchaser shall hold such ADSs or other Exchange Property absolutely and free from any claim or right whatsoever (other than any Existing Transfer Restrictions, other restrictions imposed by applicable securities laws or Liens created by the constituent documents of the “issuer” of any securities forming part of the Exchange Property or the Deposit Agreement (or similar agreements)). The Collateral Agent is authorized to, and shall, take all such actions as may be required under the ADS Procedures Agreement to give effect to any delivery of ADSs contemplated herein, including the removal of any restrictive legends.

Section 5.8              Limitation on Delivery Amounts. Notwithstanding anything to the contrary in this Agreement or the Contract, if the number of Ordinary Shares represented by the ADSs (or other Exchange Securities) deliverable to the Purchaser under the Contract and hereunder on any date would exceed 9.9% of the then outstanding Ordinary Shares (or 9.9% of the then outstanding voting securities of the applicable issuer), such excess portion will be delivered on the next Business Day or, if such excess represents 9.9% or more of the then outstanding Ordinary Shares (or 9.9% or more of the then outstanding voting securities of the applicable issuer), on successive Business Days (with no delivery on any Business Day of a number of ADSs (or other Exchange Securities) representing 9.9% or more of the then outstanding Ordinary Shares (or 9.9% or more of the then outstanding voting securities of the applicable issuer)), in each case, until Pledgor has satisfied all of its delivery requirements under the Contract.

Section 5.9              Pledged Account. The Collateral Agent shall give its consent to any entitlement order of Pledgor in respect of the Pledged Account delivered to the Financial Institution (as defined in the Securities Account Control Agreement) to the extent such entitlement order is for the purpose of effecting a substitution of, addition to or delivery of Collateral that is permitted by this Agreement.

Section 5.10            Cayman Deliverables. The Collateral Agent agrees that it shall promptly take such actions, deliver such notices and instructions, make such filings and execute and deliver such other documentation as may be required pursuant to the RO Undertaking to give effect to each of the provisions set forth in this Article V, at the expense of Pledgor.

Section 5.11            Instructions Following Certain Dilution Events. The Collateral Agent agrees to follow any instructions from the Purchaser concerning options, rights or warrants granted by the “issuer” of any Exchange Security that the Purchaser gives in accordance with Section 6.1(b) of the Contract.

Section 5.12            Taxes. As between the parties to this Agreement, Pledgor agrees to be responsible for all taxes imposed on the Collateral, subject to the provisions of the Contract; provided that nothing in this Section 5.12 shall have an impact on Pledgor’s rights against Parent under the Parent Reimbursement Agreement. The parties agree to treat Pledgor as the beneficial owner of the Collateral for all U.S. federal, state and local tax purposes. The Collateral Agent agrees to file all tax returns, report all taxable income, and make any applicable withholdings, in each case, on a basis consistent with the foregoing characterization and with applicable law.

ARTICLE VI.

INCOME AND VOTING RIGHTS ON COLLATERAL

Section 6.1              Income on Collateral. All dividends, interest and, if any, principal and premium relating to all of the Collateral shall be pledged, assigned and otherwise subject to the security interest hereunder as provided for in Section 2 and delivered as provided in Section 5.4 by Pledgor and shall be held as Collateral hereunder, unless and until released in accordance with Article V hereof.

Section 6.2              Voting of Collateral. Pledgor shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Collateral, and the Collateral Agent shall, upon receiving a written request from Pledgor, deliver to Pledgor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any of the Collateral which is registered in the name of the Collateral Agent or its nominee as shall be specified in such request and be in form and substance satisfactory to the Collateral Agent.

ARTICLE VII.

REMEDIES UPON EVENTS OF DEFAULT

Section 7.1              Rights and Obligations of Collateral Agent.

(a)            If a Collateral Event Acceleration shall have occurred, the Collateral Agent will, subject to Section 7.1(c) and to the extent permitted by law, have the right to foreclose on the Collateral, including by exchanging for ADSs all of the Ordinary Shares (and other securities, property or assets then represented by ADSs) that are then pledged, assigned or otherwise subject to the security interest hereunder (and, for such purpose, the Collateral Agent shall be entitled, without limitation, to complete and date any undated share transfer certificate in respect of any Ordinary Shares provided to the Collateral Agent pursuant to Section 5.4 and/or any other document pursuant to the RO Undertaking and present such share transfer certificate or other document to the Company, Maples or any other Person) and purchase the resulting ADSs at a private disposition by credit bidding some or all of Pledgor’s obligations under the Contract in connection with any such private disposition, and to distribute the resulting ADSs, together with any other type of Exchange Property then pledged, assigned or otherwise subject to the security interest hereunder (and, for the avoidance of doubt, not required to be deposited with the ADS Depositary in order to obtain the ADSs referred to above), to the Purchaser for distribution to the holders of the Trust Securities then outstanding (but not, in any case, in an amount in excess of the number or amount of ADSs or other Exchange Property (or the value thereof) deliverable under the Contract at such time, with the remainder released to Pledgor); provided that if the Collateral Agent does not receive ADSs to deliver to the Purchaser or is not permitted by applicable law to distribute such ADSs, for whatever reason, following its commercially reasonable efforts to enforce its rights under the ADS Procedures Agreement, or to the extent the Collateral then comprises any Exchange Property that is not customarily sold on a recognized market, it will, to the extent permitted by applicable law, sell the Collateral (or such Exchange Property) pursuant to Section 7.3 and distribute the net proceeds thereof in accordance therewith. In furtherance of the foregoing and to facilitate the delivery of the ADSs to the holders of Trust Securities, it is understood and, to the extent permitted by applicable law, agreed that: (i) the ADSs are customarily sold on a recognized market and, accordingly, pursuant to Section 9- 611(c)(2) of the UCC the Collateral Agent shall have the right to effectuate the foregoing by converting Ordinary Shares that form part of the Collateral into ADSs and purchasing the resulting ADSs at a private disposition and may credit bid some or all of Pledgor’s obligations under the Contract in connection with any such private disposition, (ii) for purposes of any such sale, it will be commercially reasonable for the Collateral Agent to utilize the closing price on the trading day immediately preceding the date of such purchase in establishing the purchase price of the ADSs at such private sale and (iii) as the ADSs are customarily sold on a recognized market, pursuant to Section 9-611(d) UCC no prior notice of such sale shall be required; provided, however, that the Collateral Agent shall give Pledgor prompt written notice following any such sale.

(b)            In addition, if a Collateral Event Acceleration shall have occurred, the Collateral Agent may, subject to subject to Section 7.1(a) and to Section 7.1(c), exercise on behalf of Purchaser all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and under applicable Cayman Islands law, and, in addition, to the extent permitted by applicable law and without being required to give any notice (except as provided in this Agreement or as may be required by mandatory provisions of law), may: (i) in the case of a Collateral Event of Default pursuant to clause (vi) of the definition thereof, if the Required Pledged Assets include Required ADS Deposit Property and Pledgor shall have failed to make such deposit, deposit with the ADS Depositary the number or amount of Required ADS Deposit Property required to be deposited with the ADS Depositary in order to receive the number of ADSs that Pledgor shall have failed to deliver, (ii) deliver all Collateral consisting of Ordinary Shares (in the form of ADSs following exchange of such Ordinary Shares for ADSs in accordance with the ADS Procedures Agreement) or Marketable Securities or other Exchange Property (but not, in any case, in excess of the number or amount of such Exchange Securities or Exchange Property deliverable under the Contract at such time, with the remainder released to Pledgor) to, or upon the order of, Purchaser on or after the date of such Collateral Event Acceleration, whereupon Purchaser shall hold such ADSs or Marketable Securities or other Exchange Property absolutely free from any claim or right of whatsoever kind (other than any Existing Transfer Restrictions, other restrictions imposed by applicable securities laws or Liens created by the constituent documents of the “issuer” of any securities forming part of the Exchange Property or the Deposit Agreement (or similar agreements)), including any equity or right of redemption of Pledgor which may be waived, and Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted; and (iii) if such delivery shall be impermissible or insufficient to satisfy in full all of the obligations of Pledgor under the Contract, sell all of the remaining Collateral, or such lesser portion of the remaining Collateral as may be necessary to generate proceeds sufficient to satisfy in full all of the obligations of Pledgor under the Contract, at public or private sale or at any broker’s board or on any securities exchange, for Cash, upon credit or for future delivery, and at such price or prices as the Collateral Agent may deem satisfactory. Pledgor covenants and agrees that it will execute and deliver such documents and take such other action as the Collateral Agent deems necessary or advisable in order that any such sales may be made with the least amount of costs and taxes and in compliance with law. Upon any such sale the Collateral Agent shall have the right to deliver, assign and transfer the Collateral so sold to the purchaser of such Collateral (and, for such purpose, in the case of Collateral consisting of Ordinary Shares, the Collateral Agent shall be entitled, without limitation, to execute, complete and/or date any share transfer certificate in respect of any Ordinary Shares provided to the Collateral Agent pursuant to Section 5.4 or otherwise and/or any other document pursuant to the RO Undertaking and present such share transfer certificate or other document to the Company, Maples or any other Person). Each purchaser at any such sale shall hold the Collateral so sold absolutely and free from any claim or right of whatsoever kind (other than any Existing Transfer Restrictions, other restrictions imposed by applicable securities laws or Liens created by the constituent documents of the “issuer” of any securities forming part of the Exchange Property or the Deposit Agreement (or similar agreements)), including any equity or right of redemption of Pledgor which may be waived, and Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. The notice (if any) of such sale required by Article 9 of the UCC shall (1) in case of a public sale, state the time and place fixed for such sale, (2) in case of sale at a broker’s board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion of such Collateral so being sold, will first be offered for sale at such board or exchange, and (3) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix in the notice of such sale. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine. The Collateral Agent shall not be obligated to make any such sale pursuant to any such notice. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the selling price is paid by the purchaser of such Collateral, but the Collateral Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Collateral Agent, instead of exercising the power of sale conferred upon it in this Agreement, may proceed by a suit or suits at law or in equity to foreclose the security interests and sell the Collateral, or any portion of such Collateral, under a judgment or decree of a court or courts of competent jurisdiction.

(c)            Notwithstanding anything to the contrary herein, the Collateral Agent shall be permitted to exercise remedies in respect of the Parent Reimbursement Agreement and the Ultimate Parent Reimbursement Agreement only if a Collateral Event of Default pursuant to clause (vii) or (viii) of the definition thereof shall have occurred and be continuing, and the sole remedy of the Collateral Agent in respect of the Parent Reimbursement Agreement and the Ultimate Parent Reimbursement Agreement shall in all cases be to enforce the rights of Pledgor or Parent, as applicable, to reimbursement thereunder. For the avoidance of doubt, the Collateral Agent may enforce the rights of Pledgor and/or Parent to such respective reimbursements immediately upon the occurrence of a Collateral Event of Default pursuant to clause (vii) of the definition thereof, without regard to the cure period set forth in clause (viii)(y) of the definition thereof.

Section 7.2              Power of Attorney. Upon any delivery or sale of all or any part of any Collateral made either under the power of delivery or sale given hereunder or under judgment or decree in any judicial proceedings for foreclosure or otherwise for the enforcement of this Agreement, the Collateral Agent is hereby irrevocably appointed the true and lawful attorney of Pledgor, in the name and stead of Pledgor, to make all necessary deeds, bills of sale and instruments of assignment, transfer or conveyance of the property thus delivered or sold. For that purpose the Collateral Agent may execute all such documents and instruments. This power of attorney shall be deemed coupled with an interest, and Pledgor hereby ratifies and confirms all that its attorneys acting under such power, or such attorneys’ successors or agents, shall lawfully do by virtue of this Agreement. If so requested by the Collateral Agent, by the Trustees or by any purchaser of the Collateral or a portion of the Collateral, Pledgor shall further ratify and confirm any such delivery or sale by executing and delivering to the Collateral Agent, to the Trustees or to such purchaser or purchasers at the expense of Pledgor all proper deeds, bills of sale, instruments of assignment, conveyance of transfer and releases as may be designated in any such request.

Section 7.3              Application of Collateral and Proceeds. If, following an Event of Default, the Collateral Agent has proceeded to realize upon the security interest in the Collateral against any one or more of the types of Collateral in accordance with the foregoing provisions of this Article VII, the proceeds of any sale of, or other realization upon, or other receipt from, any such Collateral (including pursuant to Section 7.1(b)) shall be applied by the Collateral Agent in the following order of priorities: first, to the payment to the Collateral Agent of the expenses of such sale or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, including brokerage fees in connection with the sale by the Collateral Agent of any Collateral; second, to the payment to Purchaser of the fair market value of the number or amount of Exchange Property required to be delivered pursuant to Section 7.1 of the Contract and any other amount then due and payable hereunder, and finally, if all of the obligations of Pledgor hereunder and under the Contract have been fully discharged or sufficient funds have been set aside by the Collateral Agent at the request of Pledgor for the discharge of such obligations, any remaining proceeds shall be released to Pledgor.

Section 7.4              Delivery of Cayman Notices. Unless and until an Event of Default shall have occurred and is continuing, the Collateral Agent shall not deliver any Default Notice (as defined in the RO Undertaking) or Instruction (as defined in the RO Undertaking), except, in the case of an Instruction, if Pledgor shall so direct or if the Collateral Agent is exercising its rights under Section 2(b) of the RO Undertaking.

Section 7.5              Reimbursement Agreement. If a Collateral Event Acceleration has occurred as a result of the occurrence of a Collateral Event of Default pursuant to clause (vii) or clause (viii) of the definition thereof, then the Collateral Agent shall be appointed the true and lawful attorney of Pledgor, deemed coupled with an interest, in accordance with Section 7.2, and shall be entitled to exercise any of the rights of Pledgor under the Parent Reimbursement Agreement and the Ultimate Parent Reimbursement Agreement, as applicable.

ARTICLE VIII.

THE COLLATERAL AGENT

Section 8.1              Conditions to Duties of the Collateral Agent. The Collateral Agent accepts its duties and responsibilities hereunder as agent for Purchaser, on and subject to the following terms and conditions:

(a)            Performance of Duties. The Collateral Agent undertakes to perform such duties and only such duties as are expressly set forth in this Agreement and, beyond the exercise of reasonable care in the performance of such duties, no implied covenants or obligations shall be read into this Agreement against the Collateral Agent. No provision of this Agreement shall be construed to relieve the Collateral Agent from liability for its own grossly negligent action, grossly negligent failure to act, bad faith, willful misconduct or reckless disregard of its duties. In performing its duties, the following shall apply:

(i)             The Collateral Agent may consult with counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of an action taken or suffered hereunder in good faith and in accordance with such advice or opinion of counsel.

(ii)            The Collateral Agent shall not be liable with respect to any action taken, suffered or omitted by it in good faith (A) reasonably believed by it to be authorized or within the discretion or rights or powers conferred on it by this Agreement or (B) in accordance with any direction or request of the Trustees and not inconsistent with the terms of this Agreement.

(iii)           The Collateral Agent shall not be liable for any error of judgment made in good faith by any of its officers, unless the Collateral Agent was grossly negligent in ascertaining the pertinent facts.

(iv)           In the absence of bad faith on its part, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any note, notice, resolution, consent, certificate, affidavit, letter, telegram, teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons.

(v)            No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(vi)           The Collateral Agent may perform any duties hereunder either directly or by or through agents or attorneys, and the Collateral Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder. In furtherance of the preceding sentence, any subsidiary owned or controlled by the Collateral Agent, or its successors, as agent for the Collateral Agent, may perform any or all of the duties of the Collateral Agent relating to the valuation of securities and other instruments constituting Collateral hereunder.

(vii)          In no event shall the Collateral Agent be personally liable for any taxes or other governmental charges imposed upon or in respect of (A) the Collateral or (B) the income or other distributions thereon.

(viii)         Unless and until the Collateral Agent shall have received notice from Pledgor, Purchaser or any other Person, or unless and until a Responsible Officer of the Collateral Agent shall have actual knowledge to the contrary, the Collateral Agent shall be entitled to deem and treat all Collateral delivered to it hereunder as Eligible Collateral; provided that the Collateral Agent has carried out the duties specified in Article V with respect to such Collateral at the time of delivery of such Collateral.

(ix)            In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

The Collateral Agent shall not be responsible for the correctness of the recitals and statements in this Agreement that are made by Pledgor or for any statement or certificate delivered by Pledgor pursuant to this Agreement; provided that the Collateral Agent has carried out the duties specified in Article V with respect to such Collateral at the time of delivery of such Collateral. Except as specifically provided in this Agreement, the Collateral Agent shall not be responsible for the validity, sufficiency, collectability or marketability of any Collateral given to or held by it hereunder or for the validity or sufficiency of the Contract or the Lien on the Collateral purported to be created hereby.

(b)            Knowledge. The Collateral Agent shall not be deemed to have knowledge of any Event of Default (except a Collateral Event of Default), unless and until a Responsible Officer of the Collateral Agent shall have actual knowledge of such Event of Default or the Collateral Agent shall have received written notice, delivered in accordance with Section 9.3, of such Event of Default. The Collateral Agent shall not be deemed to have knowledge of any Reorganization Event, Dilution Event, or election of Cash Settlement as provided in Section 2.3(d) of the Contract unless and until a Responsible Officer of the Collateral Agent shall have actual knowledge of such event or the Collateral Agent shall have received written notice thereof, delivered in accordance with Section 9.3.

(c)            Following an Event of Default by Pledgor, the Collateral Agent shall exercise such remedies as provided in Article VII, Section 6.2 and as permitted at law in accordance with the written instructions of the Managing Trustee.

(d)            For the avoidance of doubt, in the event of a Collateral Event of Default (i) that occurs solely as a result of a failure to deliver the Required Cash Amount in the amounts and within the time periods set forth in Section 2.3(d) of the Contract or (ii) that results in a Special Collateral Event Acceleration, the proviso set forth in Section 7.1 of the Contract shall apply.

Section 8.2              Merger. Any corporation or association into which the Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its agency business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become the successor Collateral Agent hereunder and vested with all of the title to the Collateral and all of the powers, discretions, immunities, privileges and other matters as was its predecessor without, except as provided above, the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding.

Section 8.3              Resignation. Subject to Section 8.5, the Collateral Agent and any successor Collateral Agent may at any time resign by giving 30 days’ written notice by registered or certified mail to Pledgor and notice to Purchaser in accordance with the provisions of Section 9.3.

Section 8.4              Removal.

(a)            Subject to Section 8.5, the Collateral Agent may be removed at any time by an instrument or concurrent instruments in writing delivered to the Collateral Agent and to Pledgor and signed by Purchaser.

(b)            Subject to Section 8.5, the Collateral Agent shall be removed immediately upon (i) termination of the Trust Agreement, (ii) termination of the Administration Agreement (as defined in the Trust Agreement), (iii) termination of the Paying Agent Agreement (as defined in the Trust Agreement), (iv) termination of the Custodian Agreement (as defined in the Trust Agreement), or the resignation or removal of the Administrator, the Paying Agent or the Custodian (in each case as defined in the Trust Agreement).

Section 8.5              Effectiveness of Resignation or Removal. No resignation or removal of the Collateral Agent shall be effective until a successor Collateral Agent shall have been appointed and shall have accepted the duties of the Collateral Agent. If, within 30 days after notice by the Collateral Agent to the Purchaser or by the Purchaser to the Collateral Agent of any such resignation or removal, no successor Collateral Agent shall have been selected and accepted the duties of the Collateral Agent, the Collateral Agent may apply to a court of competent jurisdiction for the appointment of a successor Collateral Agent.

Section 8.6              Appointment of Successor.

(a)            If the Collateral Agent hereunder shall resign or be removed, or be dissolved or shall be in the course of dissolution or liquidation or otherwise become incapable of action hereunder, or if it shall be taken under the control of any public officer or officers or of a receiver appointed by a court, a successor may be appointed by Purchaser by an instrument or concurrent instruments in writing signed by Purchaser or by its attorneys in fact duly authorized. A copy of such instrument or concurrent instruments shall be sent by registered mail to Pledgor.

(b)            Every such temporary or permanent successor Collateral Agent appointed pursuant to the provisions of this Agreement shall be a trust company or bank in good standing, having a reported capital, surplus and retained earnings of not less than $100,000,000 and capable of holding the Collateral in the State of New York, if there be such an institution willing, qualified and able to accept the duties of the Collateral Agent hereunder upon customary terms.

Section 8.7              Acceptance by Successor. Every temporary or permanent successor Collateral Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and also to Pledgor and Purchaser an instrument in writing accepting such appointment hereunder, whereupon such successor, without any further act, deed or conveyance, shall become fully vested with all the estates, properties, rights, powers, duties and obligations of its predecessors. Such predecessor shall, nevertheless, on the written request of its successor or Pledgor, execute and deliver an instrument transferring to such successor all the estates, properties, rights and powers of such predecessor hereunder. Every predecessor Collateral Agent shall deliver all Collateral held by it as the Collateral Agent hereunder to its successor. Should any instrument in writing from Pledgor be required by a successor Collateral Agent for more fully and certainly vesting in such successor the estates, properties, rights, powers, duties and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, at the request of the temporary or permanent successor Collateral Agent, be forthwith executed, acknowledged and delivered by Pledgor.

Section 8.8              Compensation. For services to be rendered by the Collateral Agent pursuant to this Agreement, the Collateral Agent shall receive only such fees and expenses as shall be paid to it pursuant to the terms of the Expense Agreement (as defined in the Trust Agreement) and shall have no recourse to the assets of Purchaser for the payment of any such amounts.

Section 8.9              Indemnification. The Purchaser shall indemnify and hold the Collateral Agent, its agents, servants, officers, employees and directors, harmless from and against any loss, damages, cost or expense (including the costs of investigation, preparation for and defense of legal and/or administrative proceedings related to a claim against it and reasonable attorneys’ fees and disbursements), liability or claim incurred by reason of any inaccuracy in information furnished to the Collateral Agent by the Purchaser or Pledgor, or any act or omission in the course of, connected with or arising out of any services to be rendered hereunder; provided that the Collateral Agent shall not be indemnified and held harmless from and against any such loss, damages, cost, expense, liability or claim incurred by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or its reckless disregard of its duties and obligations hereunder. Such indemnity shall survive the resignation, removal or discharge of the Collateral Agent and the termination of this Agreement.

ARTICLE IX.

MISCELLANEOUS

Section 9.1              Termination. This Agreement and the rights hereby granted by Pledgor in the Collateral shall cease, terminate and be void upon fulfillment of all of the obligations of Pledgor under Section 2.3 of the Contract (other than any indemnification, reimbursement or similar obligation that is contingent at the applicable time), and Pledgor shall have no further liability hereunder upon such termination. Any Collateral remaining at the time of such termination (including any Ordinary Shares held following Pledgor’s election of Cash Settlement pursuant to Section 2.3(d) of the Contract and payment in respect of such Cash Settlement pursuant to the Contract), shall be fully released and discharged from the Lien created by this Agreement and delivered to Pledgor by the Collateral Agent, all at the expense of Pledgor. Upon such release and discharge, the Collateral Agent shall promptly take such actions, make such filings and execute and deliver to Pledgor, at Pledgor’s expense, such documentation as Pledgor shall reasonably request to evidence such release. In addition, upon the termination of this Agreement, the Collateral Agent shall deliver the Discharge Notice (as defined in the RO Undertaking) and notify Maples and the Company pursuant to Section 2 of the RO Undertaking that the security interests of the Collateral Agent have been terminated pursuant to the terms hereof.

Section 9.2              No Assumption of Liability. By executing this Agreement, none of the Trustees assumes any personal liability under this Agreement.

Section 9.3              Notices.

(a)            All notices and other communications provided for in this Agreement, unless otherwise specified, shall be in writing (including by facsimile or electronic mail) and shall be given at the addresses set forth in the following sentence or at such other addresses as may be designated by notice duly given in accordance with this Section 9.3 to each other party to this Agreement. Until such notice is given:

(i)             notices to Pledgor shall be directed to it at:

West Raptor Holdings, LLC
103 Foulk Road, Suite 202
Wilmington, Delaware 19803
USA
Attn: Nikesh Arora and Alok Sama and Jonathan Bullock
Fax: +1-302-652-8667
Email: nikesh@softbank.com and alok@softbank.com and jb@softbank.com with a copy (which shall be required to constitute notice) to:

Sullivan & Cromwell LLP
1870 Embarcadero Rd
Palo Alto, CA 94303
USA
Attn: John L. Savva and Sarah P. Payne
Fax: +1-650-461-5700
Email: savvaj@sullcrom.com and paynesa@sullcrom.com;

(ii)            notices to the Collateral Agent shall be directed to it at:

U.S. Bank National Association
Global Corporate Trust Services
101 North First Avenue, Suite 1600, Phoenix, AZ 85003
Attention: Mary Ambriz-Reyes (re: West Raptor Holdings, LLC)
Fax: +1-602-257-5433
Email: mary.ambrizreyes@usbank.com; and

(iii)           notices to Purchaser shall be directed to the Trustees at:

Donald J. Puglisi, Managing Trustee
850 Library Avenue, Suite 204
Newark, Delaware 19711
Fax: +1-302-738-7210
Email: dpuglisi@puglisiassoc.com

with a copy (which shall be required to constitute notice) to the Administrator at:

U.S. Bank National Association
Corporate Trust Services
Attention: Mary Ambriz-Reyes (re: West Raptor Holdings, LLC)
101 N. 1st Avenue, Suite 1600
Phoenix, Arizona 85003
Fax: +1-602-257-5433
Email: mary.ambrizreyes@usbank.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
875 15th Street, N.W.
Washington, D.C. 20005
Attention: Wendell M. Faria
Fax: +1-202-551-1705
Email: wendellfaria@paulhastings.com.

(b)            Each notice given pursuant to Section 9.3(a) shall be effective (i) if sent by certified mail (return receipt requested), 72 hours after being deposited in the United States mail, postage prepaid; (ii) if given by facsimile or electronic mail, upon the sender’s receipt of written acknowledgement of receipt from the intended recipient (such as, in the case of electronic mail, by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); or (iii) if given by any other means, when delivered at the address specified in this Section 9.3.

Section 9.4              Limitations on Further Pledge of Collateral. The Collateral Agent shall not rehypothecate, pledge or otherwise transfer any of the Collateral except as expressly provided in this Agreement.

Section 9.5              Non-Petition; Separateness. To the fullest extent permitted by applicable law, each of Purchaser and the Collateral Agent agrees that, until one year (or, if longer, the applicable preference period then in effect) and one day after the satisfaction in full of all of the obligations of Pledgor under Section 2.3 of the Contract (other than any indemnification, reimbursement or similar obligation that is contingent at the applicable time), it will not, file any petition with respect to Pledgor under the provisions of Title 11 of the United States Code, 11 U.S.C.§§ 101 et seq. or any analogous state or foreign law, in any such case seeking or consenting to (i) a determination of bankruptcy or insolvency with respect to Pledgor, (ii) a liquidation, dissolution, arrangement or similar relief with respect to Pledgor, (iii) the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for Pledgor or for all or any substantial portion of its properties or (iv) other relief that would constitute a bankruptcy with respect to Pledgor or all or substantially all of its property.

Each of the Collateral Agent and Purchaser (x) acknowledges and agrees that (i) Shareholder is a separate legal entity from each of Shareholder Parent and Shareholder Ultimate Parent and has separate and independent assets, liabilities and owners, (ii) Shareholder is not the agent of, and does not have the power to bind, either Shareholder Parent or Shareholder Ultimate Parent, and neither Shareholder Parent nor Shareholder Ultimate Parent is the agent of, or otherwise has the power to bind, Shareholder, and (iii) neither Shareholder Parent nor Shareholder Ultimate Parent is guarantor or surety with respect to, or is otherwise responsible for the liabilities or obligations of, Shareholder, and (y) represents that it is not entering into, or performing its obligations under, this Agreement on any basis inconsistent with the foregoing.

Section 9.6              Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York; provided that as to Collateral located in any jurisdiction other than the State of New York, the Collateral Agent on behalf of Purchaser shall have all of the rights to which a secured party is entitled under the laws of such other jurisdiction. Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement to the general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York sitting in New York County and appellate courts from any thereof, and agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage pre-paid, to its address set forth in Section 9.3 or to such other address of which the other parties shall have been notified pursuant thereto.

Section 9.7              Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.8              Entire Agreement. This Agreement, the Contract, the RO Undertaking and the Securities Account Control Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede any and all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

Section 9.9              Amendments; Waivers. Any provision of this Agreement may be amended or waived (either generally or in a particular instance and either retrospectively or prospectively) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Pledgor, the Collateral Agent and Purchaser or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

Notwithstanding anything to the contrary, Pledgor, the Collateral Agent and Purchaser agree to use their commercially reasonable efforts to amend this Agreement, from time to time on and after the date of this Agreement, to cure any ambiguity, defect or inconsistency or to make this Agreement consistent with the description thereof in the offering circular, dated June 1, 2016, of Purchaser relating to the offering of the Trust Securities.

Section 9.10            Non-Assignability. This Agreement and the rights and obligations of the parties under this Agreement may not be assigned or delegated by any party without the prior written consent of the other parties (except, with respect to the Collateral Agent, to a successor Collateral Agent appointed pursuant to Section 8.6), and any purported assignment without such consent shall be void.

Section 9.11            No Third Party Rights; Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than Pledgor, the Collateral Agent and Purchaser and their respective successors and assigns, and no Person shall assert any rights as third party beneficiary under this Agreement. Whenever any of the parties to this Agreement is referred to, such reference shall be deemed to include the successors and assigns of such party. This Agreement shall be binding upon, and inure to the benefit of, Pledgor, the Collateral Agent and the Purchaser and their respective successors and permitted assigns.

Section 9.12            Counterparts. This Agreement may be executed, acknowledged and delivered in any number of counterparts, each of which shall be an original, but all of which shall constitute a single instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf’ or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.13            Execution of Financing Statements. Pledgor acknowledges that pursuant to Section 9-509(b) of the UCC and any other applicable law, the Collateral Agent is authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Pledged Items in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Collateral Agent under this Agreement. Pledgor agrees that such financing statements may describe the Collateral in the same manner as described herein or as “all assets” or “all personal property” of Pledgor, whether now owned or hereafter existing or acquired by Pledgor or such other description as the Collateral Agent, in its sole judgment, determines is necessary or advisable.

Section 9.14            Treatment of Other Property. For the avoidance of doubt, any Cash, securities, property or other assets not required to be pledged pursuant to this Agreement or the Contract shall be deemed released from, and shall not be subject to, the Liens created by this Agreement.

IN WITNESS WHEREOF, the parties have caused this Collateral Agreement to be duly executed and delivered as of the first date set forth above.

THE COLLATERAL AGENT:

U.S. BANK NATIONAL, ASSOCIATION, as Collateral Agent

By:
Name:	Mary Ambriz-Reyes
Title:	Vice President

PURCHASER:

MANDATORY EXCHANGEABLE TRUST

By:
Donald J. Puglisi, as Trustee

By:
William R. Latham, III, as Trustee

By:
James B. O’Neill, as Trustee

[Signature Page to the Collateral Agreement]

PLEDGOR:

WEST RAPTOR HOLDINGS, LLC

By:
Name: Nikesh Arora

[Signature Page to the Collateral Agreement]

Exhibit A
to Collateral Agreement

_________, 20__

NOTICE OF PLEDGE VALUE

To:            West Raptor Holdings, LLC, as Pledgor

Reference is made to the Collateral Agreement, dated as of June 10, 2016 (the “Collateral Agreement”), among West Raptor Holdings, LLC, as Pledgor, U.S. Bank National Association, as Collateral Agent, and Mandatory Exchangeable Trust, as Purchaser. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Collateral Agreement.

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent under the Collateral Agreement, hereby notifies you, pursuant to Section 5.1 of the Collateral Agreement, that as of 5:00 p.m. New York City time on ________ ___, 20__:

1.            The Pledge Value was $__________; and

2.            The Pledge Value Requirement was $_______________.

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:
A-1

Exhibit B
to Collateral Agreement

_________, 20__

CERTIFICATE FOR SUBSTITUTED COLLATERAL

Reference is made to the Collateral Agreement, dated as of June 10, 2016 (the “Collateral Agreement”), among West Raptor Holdings, LLC, as Pledgor, U.S. Bank National Association, as Collateral Agent, and Mandatory Exchangeable Trust, as Purchaser. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Collateral Agreement.

1.    In accordance with subsection 5.2(b) of the Collateral Agreement, the following substituted Collateral is hereby added as Collateral under the Collateral Agreement in substitution for the Prior Collateral described in paragraph 2 below (the “Substituted Collateral”):

[Insert appropriate description of Substituted Collateral.]

2.    Pledgor hereby directs the Collateral Agent to transfer to Pledgor the following Prior Collateral pursuant to Section 5.2 of the Collateral Agreement, and the Lien on such Prior Collateral shall be released in accordance with Section 5.2(d) of the Collateral Agreement:

[Insert appropriate description of Prior Collateral.]

3.    Pledgor represents and warrants to the Collateral Agent that: (i) the Substituted Collateral constitutes Eligible Collateral, (ii) it has good and marketable title to the Substituted Collateral free of all Liens (other than Permitted Liens), (iii) no Transfer Restrictions (other than the Existing Transfer Restrictions) exist with respect to or otherwise apply to the pledge or assignment of, or grant of a security interest by Pledgor in, any items of Substituted Collateral to the Collateral Agent under the Collateral Agreement, or to the exchange of any such items of Substituted Collateral for ADSs in accordance with the ADS Procedures Agreement, or the subsequent sale or transfer of such items of Substituted Collateral (including such ADSs) by the Collateral Agent and (iv) that the Substituted Collateral has been delivered in accordance with the requirements of Section 5.4 of the Collateral Agreement.

WEST RAPTOR HOLDINGS, LLC

By:
Name:
Title:
B-1

Exhibit C
to the Collateral Agreement

_________, 20__

CERTIFICATE FOR ADS

Reference is made to the Collateral Agreement, dated as of June 10, 2016 (the “Collateral Agreement”), among West Raptor Holdings, LLC, as Pledgor, U.S. Bank National Association, as Collateral Agent, and Mandatory Exchangeable Trust, as Purchaser. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Collateral Agreement.

1.    Pursuant to written notice, dated ___________, 20___, from an Authorized Representative of Pledgor, Pledgor has indicated that [Insert number of Ordinary Shares or number or amount of other securities, property or assets.] be released from the Lien created by the Collateral Agreement and deposited with the ADS Depositary for the issuance and delivery of ADSs.

2.    Pledgor represents and warrants to the Collateral Agent that, when issued and delivered pursuant to the Deposit Agreement: (i) the ADSs referred to in paragraph 1 will constitute Eligible Collateral, (ii) it will have good and marketable title to the ADSs referred to in paragraph 1 free of all Liens (other than Permitted Liens) and (iii) no Transfer Restrictions (other than the Existing Transfer Restrictions) will exist with respect to or otherwise apply to the pledge or assignment of, or grant of a security interest by Pledgor in, the ADSs referred to in paragraph 1 to the Collateral Agent under the Collateral Agreement or the subsequent sale or transfer of such ADSs by the Collateral Agent in accordance with the Collateral Agreement.

WEST RAPTOR HOLDINGS, LLC

By:
Name:
Title:
C-1

Exhibit D
to the Collateral Agreement

_________, 20__

CERTIFICATE FOR ADDITIONAL COLLATERAL

Reference is made to the Collateral Agreement, dated as of June 10, 2016 (the “Collateral Agreement”), among West Raptor Holdings, LLC, as Pledgor, U.S. Bank National Association, as Collateral Agent, and Mandatory Exchangeable Trust, as Purchaser. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Collateral Agreement.

1.    In accordance with subsection 5.3 of the Collateral Agreement, the following additional Collateral is hereby added as Collateral under the Collateral Agreement (the “Additional Collateral”):

[insert appropriate description of additional collateral].

2.    Pledgor represents and warrants to the Collateral Agent that: (i) the Additional Collateral constitutes Eligible Collateral, (ii) it has good and marketable title to the Additional Collateral free of all Liens (other than Permitted Liens), (iii) no Transfer Restrictions (other than the Existing Transfer Restrictions) exist with respect to or otherwise apply to the pledge or assignment of, or grant of a security interest by Pledgor in, any items of Additional Collateral to the Collateral Agent under the Collateral Agreement, or to the exchange of any such items of Additional Collateral for ADSs in accordance with the ADS Procedures Agreement, or the subsequent sale or transfer of such items of Additional Collateral (including such ADSs) by the Collateral Agent and (iv) that the Additional Collateral has been delivered in accordance with the requirements of Section 5.4 of the Collateral Agreement.

WEST RAPTOR HOLDINGS, LLC

By:
Name:
Title:
D-1

Exhibit E

to the Collateral Agreement

SHARE TRANSFER CERTIFICATE

ALIBABA GROUP HOLDING LIMITED

(THE “COMPANY”)

SHARE TRANSFER CERTIFICATE dated ____________________________ 20__ WEST RAPTOR HOLDINGS, LLC (the “Transferor”) does hereby transfer to _________________________ (the “Transferee”) ____________________________________ shares of a nominal or par value of _________ each in the Company.

SIGNED for and on behalf of the	)

Transferor:
)
Duly Authorised Signatory
)

)
	)	Name:

)
	)	Title:

E-1

Exhibit F
to the Collateral Agreement

West Raptor Holdings, LLC
103 Foulk Road, Suite 202
Wilmington, Delaware 19803
USA

To:	Alibaba Group Holding Limited (the “Company”) Trident Trust Company (Cayman) Limited P.O. Box 847 One Capital Place Shedden Road Grand Cayman Cayman Islands

Date:  10 June 2016

Dear Sirs:

Notice of Pledge and Security Interests

We hereby notify you that pursuant to a Collateral Agreement dated as of June 10, 2016 (the “Collateral Agreement”) among West Raptor Holdings, LLC (the “Pledgor”), U.S. Bank National Association, as collateral agent for the benefit of the Purchaser (as defined below) (the “Collateral Agent”), and Mandatory Exchangeable Trust, a trust organized under the laws of the State of New York (the “Purchaser”), the Pledgor has granted in favour of the Collateral Agent a security interest in the ordinary shares in the capital of the Company standing in the Pledgor’s name in the Company’s register of members and the related Collateral (as defined in the Collateral Agreement).

Yours faithfully

for and on behalf of
West Raptor Holdings, LLC

F-1